CONSENT OF INDEPENDENT AUDITORS




The Board of Trustees and Shareholders
U.S. Global Investors Funds:


We consent to the use of our report dated August 16, 2002 incorporated herein by reference relating to the U.S. Treasury Securities Cash Fund, U.S. Government Securities Savings Fund, Near-Term Tax Free Fund, Tax Free Fund, All American Equity Fund, China Region Opportunity Fund, Global Resources Fund, World Precious Minerals Fund and Gold Shares Fund, each a portfolio of U.S. Global Investors Funds, and to the references to our firm under the headings, "Financial Highlights" in the PROSPECTUS and "Independent Accountants and Legal Counsel" in the STATEMENT OF ADDITIONAL INFORMATION.


/s/ KPMG LLP


Boston, Massachusetts
October 28, 2002